EXHIBIT 2.7




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                          AGREEMENT AND PLAN OF MERGER


                           dated as of October 9, 2000


                                 by and between


                              Avatar SYSTEMS, INC.


                                       and


                          HCI ACQUISITION 1998-2, INC.
                      d/b/a PRECISION STAINLESS FABRICATORS


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I.          THE MERGER.................................................1

         Section 1.1     The Merger............................................1
         Section 1.2     Closing...............................................1
         Section 1.3     Effective Time........................................1
         Section 1.4     Effects of the Merger.................................2
         Section 1.5     Articles of Incorporation; Bylaws; Name...............2
         Section 1.6     Directors; Officers...................................2
         Section 1.7     Avatar Agreements.....................................2

ARTICLE II.         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
         CONSTITUENT CORPORATIONS..............................................2

         Section 2.1     Effect on Capital Stock...............................2
         Section 2.2     Adjustments...........................................3
         Section 2.3     Further Assurances....................................3

ARTICLE III.        PAYMENT FOR SHARES.........................................3

         Section 3.1     Letter of Transmittal; Surrender of Certificates......3

ARTICLE IV.         REPRESENTATIONS AND WARRANTIES.............................3

         Section 4.1     Representations and Warranties of Public Company......3
         Section 4.2     Representations and Warranties of Avatar..............8

ARTICLE V.          COVENANTS.................................................10

         Section 5.1     Conduct  of  Business  of  Public  Company Prior to the
                         Merger...............................................10
         Section 5.2     Other Actions........................................12

ARTICLE VI.         ADDITIONAL AGREEMENTS.....................................12

         Section 6.1     Access to Information; Confidentiality...............12
         Section 6.2     Reasonable Best Efforts..............................12
         Section 6.3     Indemnification; Directors' and Officers' Insurance..12
         Section 6.4     Public Announcements.................................13
         Section 6.5     No Solicitation; Takeover Proposals..................13
         Section 6.6     Reorganization.......................................14
         Section 6.7     Consents, Approvals and Filings......................14
         Section 6.8     Public Company Notices of Certain Events.............14
         Section 6.9     Transfer Taxes.......................................15

ARTICLE VII.        CONDITIONS PRECEDENT......................................15

         Section 7.1     Conditions  to  Each  Party's  Obligation to Effect the
                         Merger...............................................15
         Section 7.2     Conditions to Obligations of Avatar..................15
         Section 7.3     Conditions to Obligations of Public Company..........16
         Section 7.4     Frustration of Closing Conditions....................17

ARTICLE VIII.       TERMINATION, AMENDMENT AND WAIVER.........................17

         Section 8.1     Termination..........................................17
         Section 8.2     Effect of Termination................................17
         Section 8.3     Amendment............................................18
         Section 8.4     Extension; Waiver....................................18
         Section 8.5     Procedure  for  Termination,  Amendment,  Extension  or
                         Waiver...............................................18

                                      -i-

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ARTICLE IX.         GENERAL PROVISIONS........................................18

         Section 9.1     Nonsurvival of Representations and Warranties........18
         Section 9.2     Fees and Expenses....................................18
         Section 9.3     Definitions..........................................18
         Section 9.4     Notices..............................................19
         Section 9.5     Interpretation.......................................19
         Section 9.6     Counterparts.........................................20
         Section 9.7     Entire Agreement: Third-Party Beneficiaries..........20
         Section 9.8     GOVERNING LAW........................................20
         Section 9.9     Assignment...........................................20
         Section 9.10    Enforcement..........................................20
         Section 9.11    Severability.........................................20


                             EXHIBITS AND SCHEDULES
                             ----------------------

Exhibit A         -  Balance Sheet of Public Company dated September 30, 2000
Schedule 4.2(b)   -  Authority; Noncontravention
Schedule 4.2(c)   -  Capital Structure

                                      -ii-

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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of October 9, 2000, is entered into by and between Avatar Systems, Inc., a Texas corporation ("Avatar"), and HCI Acquisition 1998-2, Inc., d/b/a Precision Stainless Fabricators, a Texas corporation (the "Public Company"). Certain capitalized terms used in this Agreement are defined in Section 9.3 hereof.

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Avatar and the Public Company have determined that it would be advisable and in the best interests of the shareholders of Avatar and the Public Company, respectively, for Avatar to merge with and into Public Company pursuant and subject to the terms and conditions set forth in this Agreement (the "Merger");

         WHEREAS,   Avatar   and   Public   Company   desire  to  make   certain
representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         WHEREAS, all of the parties hereto desire that the transaction contemplated herein be treated as a tax-free merger transaction pursuant to
Section 368 of the Code.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER
                                   ----------

         Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Texas Business Corporation Act (the "TBCA"), the Merger shall be effected and Avatar shall be merged with and into Public Company at the Effective Time (as defined in Section 1.3), the separate existence of Avatar shall cease and Public Company shall continue as the surviving corporation in the Merger. The surviving corporation of the Merger shall be herein referred to as the "Surviving Corporation."

         Section 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place as soon as practicable following the last to be satisfied or waived of the conditions set forth in Article VII, in accordance with this Agreement (the "Closing Date"), at the offices of Souter & Diamond P.C., One Panorama Center, 7701 Las Colinas Ridge, Suite 250, Irving, Texas 75063, unless another date, time or place is agreed to by the parties hereto.

         Section 1.3 Effective Time. Contemporaneously with or as promptly as practicable after the Closing, the Surviving Corporation will file with the Secretary of State of the State of Texas (the "Texas Secretary of State") articles of merger or other appropriate documents, executed in accordance with the relevant provisions of the TBCA, and make all other filings or recordings required under the TBCA in connection with the Merger. The Merger shall become effective upon the filing of the articles of merger with the Texas Secretary of State (the "Effective Time").

AGREEMENT AND PLAN OF MERGER-Page 1

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         Section 1.4 Effects of the  Merger.  The Merger  shall have the effects set forth in this Agreement and in the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Avatar and Public Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Avatar and Public Company shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.5 Articles of Incorporation; Bylaws; Name. At the Effective Time, (a) articles of incorporation of the Public Company, as amended and restated, shall be the articles of incorporation of the Surviving Corporation, and (b) the bylaws of the Public Company as in effect at the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The name of the Surviving Corporation shall be changed to Avatar Systems, Inc.

         Section 1.6 Directors; Officers. (i) At the Effective Time, (a) the nominees of Avatar as approved by the Public Company's shareholders at the Special Meeting of Shareholders contemplated herein shall become the directors of the Surviving Corporation, each of whom will serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Avatar shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         Section 1.7 Avatar Agreements. At the Effective Time, all rights, obligations, duties and liabilities of Avatar under existing agreements to which Avatar is a party shall vest in the Surviving Corporation and become the obligations, duties and liabilities of the Surviving Corporation.

                                   ARTICLE II.

                       EFFECT OF THE MERGER ON THE CAPITAL
                      STOCK OF THE CONSTITUENT CORPORATIONS
                      -------------------------------------

         Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Public Company, Avatar or any holder of (i) any shares of capital stock of Avatar or (ii) any shares of capital stock of Public Company:

                  (a) Conversion of Avatar Shares. All shares of common stock, par value $1.00 per share, of Avatar ("Avatar Common Stock") issued and outstanding immediately prior to the Effective Time (the "Avatar Shares") shall be converted into an aggregate of 8,000,000 shares of Public Company Common Stock (as defined in Section 4.1(b)). The shares of Public Company Common Stock to be issued pursuant to this Section 2.1(a) shall represent 92% of the issued and outstanding Public Company Common Stock as of the Effective Time, and shall herein after be referred to as the "Merger Consideration". Following the conversion, all of the Avatar Shares shall be cancelled and shall cease to exist.

                  (b) Conversion of Avatar Warrants. Avatar has outstanding warrants to purchase up to 5.7 million shares of Avatar Common Stock at $1.00 per share (the "Avatar Warrants"). All Avatar Warrants issued and outstanding immediately prior to the Effective Time shall be converted into warrants to purchase up to 5.7 million shares of Public Company Common Stock for total consideration of $5.7 million or $1.00 per share. The Avatar Warrants shall be cancelled and the Surviving Corporation shall issue warrants to the current holders of the Avatar Warrant to purchase shares of the Surviving Corporation under the same terms as the Avatar Warrants with the adjustments as provided herein.

AGREEMENT AND PLAN OF MERGER-Page 2

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         Section 2.2  Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding capital stock of Public Company shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split, or combination, exchange or readjustment of shares of capital stock of Public Company, or any
stock  dividend  thereof,   the  Merger  Consideration  shall  be  appropriately
adjusted.

         Section 2.3 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of Avatar acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Avatar, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Company Avatar or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE III.

                               PAYMENT FOR SHARES
                               ------------------

         Section 3.1 Letter of Transmittal; Surrender of Certificates. Unless otherwise delivered at Closing, promptly after the Effective Time, Public Company shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, evidence outstanding shares of the capital stock of Avatar (the "Certificates") and to each holder of record of Avatar Warrants ("Warrant Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Warrant Certificates shall pass, only upon proper delivery of the Certificates and Warrant Certificates to Public Company, and shall be in such form and have such other provisions as Public Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates and Warrant Certificates in exchange for new certificates of Public Company representing such holders new interest in Public Company. Upon surrender of a Certificate and/or Warrant Certificate for cancellation to the Public Company together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate and/or Warrant Certificate shall be entitled to receive in respect thereof a new certificate evidencing such holders new interest in Public Company.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         Section 4.1 Representations and Warranties of Public Company. Public Company represents and warrants to Avatar as follows:

                  (a) Organization, Standing and Power. Public Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Public Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Public Company Material Adverse Effect. For purposes of this Agreement, the term "Public Company Material Adverse Effect" means any Material Adverse Effect with respect to Public Company, taken as a whole, or any change or effect that adversely, or is reasonably expected to adversely, affect the ability of Public Company to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays Public Company's ability to perform its obligations hereunder. Public Company has made available to Avatar complete and correct copies of its charter documents and bylaws Public Company, as amended to the date of this Agreement.

AGREEMENT AND PLAN OF MERGER-Page 3

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                  (b) Capital Structure.  The authorized capital stock of Public
         Company consists of 1,000,000 shares of common stock, par value $1.00 per share (the "Public Company Common Stock"). On the Closing Date hereof and in accordance with the Plan, there will be 695,652 shares of Public Company Common Stock issued and outstanding. No shares of Public Company Common Stock will be held by Public Company in its treasury. All outstanding shares of capital stock of Public Company will have been duly authorized and validly issued, and will be fully paid and nonassessable and not subject to preemptive or similar rights. No bonds debentures, notes or other indebtedness of Public Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Public Company may vote are issued or outstanding. Except for this Agreement and the 2000 Stock Compensation Plan to be approved by the shareholders of the Public Company, Public Company does not have, or at or after the Effective Time will not have, any outstanding option, warrant, call, subscription or other right, agreement or commitment which either (i) obligates Public Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Public Company, or (ii) restricts the voting, disposition or transfer of shares of capital stock of Public Company.
         There  are  no  outstanding  stock   appreciation   rights  or  similar
         derivative securities or rights of Public Company. No Person has any right to require the registration of any shares of Public Company Common Stock or any other securities of Public Company.

                  (c) Authority: Noncontravention. Pursuant to authority granted by the Plan,  Public  Company  has the  requisite  corporate  power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Public Company and the consummation by Public Company of the transactions contemplated hereby have been duly authorized by the Plan and by all necessary corporate action on the part of Public Company. This Agreement has been duly executed and delivered by Public Company and, assuming this Agreement constitutes the valid and binding agreement of Avatar, constitutes a valid and binding obligation of Public Company, enforceable against Public Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the charter documents or bylaws of Public Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, termination, cancellation or acceleration of any obligation (including to pay any sum of money) or loss of a benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, ground lease, franchise, license or similar instrument or undertaking to which Public Company is a party or by which Public Company or any of its assets are bound, result in the creation or imposition of a material Lien or other restriction or encumbrance on any material asset of Public Company, which, singly or in the aggregate, would have a Public Company Material Adverse Effect, or (iii) subject to the governmental filings and other matters referred to in the following sentence, violate any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect except for such violations, which, singly or in the aggregate, would only have an immaterial effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign governmental agency or regulatory authority (a "Governmental Entity") or any third party which has not been received or made, is required by or with respect to Public Company in connection with the execution and delivery of this Agreement by Public Company or the consummation by Public Company of the transactions contemplated hereby, except for (i) filings required under the Plan, (ii) the filing of the articles of merger with the Texas Secretary of State, and (iii) consents, approvals, authorizations, declarations, filings and notices that, if not obtained or made, will not, individually or in the aggregate, result in a Public Company Material Adverse Effect.

AGREEMENT AND PLAN OF MERGER-Page 4

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                  (d)  Subsidiaries.  Public  Company does not own,  directly or indirectly,  any of the capital stock of any other  corporation  or any
         equity,  profit  sharing,   participation  or  other  interest  in  any
         corporation, partnership, joint venture or other entity.

                  (e) Intellectual Property. Public Company does not own or use any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. Public Company has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Public Company infringes upon or involves, or has resulted in the infringement of, any trademarks, trade names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened with respect thereto.

                  (f) Absence of Certain Changes or Events; No Undisclosed Material Liabilities.

                           (i) Attached  hereto as Exhibit A is a balance  sheet
                  of Public Company dated September 30, 2000. Public Company has conducted its business only in the ordinary course, and, except for the Plan, there has not been (A) any change, destruction, damage, loss or event which has had or could reasonably be expected to have, individually or in the aggregate. a Public Company Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of Public Company's capital stock, or any repurchase, redemption or other acquisition by Public Company of any shares of their respective capital stock or equity interests, as applicable; (C) any increase in the rate or terms of compensation payable or to become payable by Public Company to its directors, officers or key employees;
                  (D) any entry into, or increase in the rate or terms of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or employees; (E) any entry into any agreement, commitment or transaction by Public Company , or waiver, termination, amendment or modification to any agreement, commitment or transaction, which is material to Public Company taken as a whole; (F) any material labor dispute involving the employees of Public Company ; (G) any change by Public Company in accounting methods, principles or practices except as required or permitted by GAAP; (H) any write-off or write-down of, or any determination to write-off or write-down, any asset of Public Company or any portion thereof; (I) any split, combination or reclassification of any of Public Company's capital stock or issuance or authorization relating to the issuance of any other securities in respect of, in lieu of or in substitution for shares of Public Company's capital stock; (J) any amendment of any material term of any outstanding security of Public Company ; (K) any loans, advances or capital contributions to or investments in, any other person in existence on the date hereof made by Public Company; (L) any sale or transfer by Public Company of any of the assets of Public Company, cancellation of any material debts or claims or waiver of any material rights by Public Company; or (M) any agreements by Public Company to (1) do any of the things described in the preceding clauses (A) through (L) other than as expressly contemplated or provided for herein or (2) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of Public Company in this Agreement untrue or incorrect in any material respect.

AGREEMENT AND PLAN OF MERGER-Page 5

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                           (ii) Public Company has no Liabilities, except as set
                  forth in Exhibit A.

                  (g) Employees. Except for Timothy P. Halter, the Public Company's sole officer and director, Public Company (i) has no employees, (ii) does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees, (iii) has no written or oral employment agreements with any officer or director of Public Company or (iv) is a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by Public Company to any shareholder, officer, director or employee of Public Company , nor are there any loans or debts payable or owing by any of such persons to Public Company or any guarantees by Public Company of any loan or obligation of any nature to which any such person is a party.

                  (h) Employee Benefit Plans. Except as contemplated by this Agreement, Public Company has no (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by Public Company (collectively, "Employee Benefit Plans").

                  (i) Voting Requirements. Holders of issued and outstanding shares of Public Company Common Stock are entitled to vote or otherwise approve this Agreement, the Merger or any other matter or transaction contemplated by this Agreement.

                  (j) Compliance with Applicable Laws. Public Company has and after giving effect to the transactions contemplated hereby will have in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and to the knowledge of Public Company there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which individually or in the aggregate would not have a Public Company Material Adverse Effect. To Public Company's knowledge, Public Company is in compliance with, and has no liability or obligation under, all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, including any liability or obligation to undertake any remedial action under Hazardous Substances Laws (as hereinafter defined), except for instances of non-compliance, liabilities or obligations, which individually or in the aggregate would only have an immaterial effect.

AGREEMENT AND PLAN OF MERGER-Page 6

                  (k) Insurance. Public Company has no insurance policies in effect.

                  (l) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by Public Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Public Company.

                  (m) Litigation, etc. Except with regard to the Public Company's involvement in that bankruptcy proceeding styled In re:
         Hospitality Companies Inc., et al. in the United States Bankruptcy Court for the Northern District of Texas, Dallas, Division, as of the date hereof, (i) there is no suit, claim, action or proceeding (at law or in equity) pending or, to the knowledge of Public Company, threatened against Public Company (including, without limitation, any product liability claims) before any court or governmental or regulatory authority or body, and (ii) Public Company is not subject to any outstanding order, writ, judgment, injunction, order, decree or arbitration order that, in any such case described in clauses (i) and
         (ii), (A) could reasonably be expected to have, individually or in the aggregate, a Public Company Material Adverse Effect or (B) involves an allegation of criminal misconduct or a violation of the Racketeer and Influenced Corrupt Practices Act, as amended. As of the date hereof, there are no suits, actions, claims or proceedings pending or, to Public Company's knowledge, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

                  (n) Contracts. Public Company has no material contracts, leases, arrangements or commitments (whether oral or written) or is a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds;
         (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

                  (o) Real Property. Public Company does not own or lease any real property.

                  (p) Environmental Matters. Public Company has not received any written notice from any Governmental Entity that there exists any violation of any Hazardous Substances Law (as hereinafter defined). Public Company has no knowledge (i) of any Hazardous Substances (as hereinafter defined) present on, under or about any asset, and to Public Company's knowledge no discharge, spillage, uncontrolled loss, seepage or filtration of Hazardous Substances has occurred on, under or about any asset, (ii) that any of the assets violates, or has at any time violated, any Hazardous Substance Laws, and to Public Company's knowledge, (iii) there is a condition on any asset for which Public Company has an obligation to undertake any remedial action pursuant to Hazardous Substance Laws. For purposes hereof, "Hazardous Substances" means, without limitation (1) those substances included within definitions of any one or more of the terms "Hazardous Substance," and "Hazardous Waste," "Toxic Substance" and "Hazardous Material" in the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C.ss.90,601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, as amended, 15 U.S.C.ss. 2601, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C.ss. 1801 et seq., the Occupational Safety and Health Act, 29 U.S.C.ss. 651, et seq., (insofar as it relates to employee health and safety in relation to exposure to Hazardous Substances) and any other local, state, federal or foreign laws or regulations related to the protection of public health or the environment (collectively, "Hazardous Substances Laws"); (2) such other substances, materials or wastes as are or become regulated under, or as are classified as hazardous or toxic under Hazardous Substance Laws; and (3) any materials, wastes or substances that can be defined as (A) petroleum products or wastes; (B) asbestos; (C) polychlorinated biphenyl; (D) flammable or explosive; or (E) radioactive.

AGREEMENT AND PLAN OF MERGER-Page 7

                  (q)  Anti-takeover  Plan:  State  Takeover  Statutes.   Public
         Company does not have in effect any plan, scheme, device or arrangement, commonly or colloquially known as a "poison pill" or
         "anti-takeover" plan or any similar plan, scheme, device or arrangement. The Board of Directors of Public Company has approved the Merger and this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

                  (r) Affiliate Transactions. Except for the Services Agreement (the "Services Agreement") between Avatar and Halter Financial Group, Inc., which also obligates the Public Company, there are no transactions, agreements, arrangements or understandings between Public Company , on the one hand, and Public Company's affiliates, on the other hand. No payments have been made to any affiliate of Public Company other than as specifically required by the Service Agreement, no payments will be made in connection with this Agreement (except as provided for herein) and, after consummation of the Merger, Public Company shall not have any Liabilities to any affiliate or officer or director of Public Company, except for the agreements, Liabilities, obligations and duties of Avatar which are assumed by Public Company in connection with this Agreement.

                  (s) Bankruptcy. Public Company has paid all claims required to be paid pursuant to the Plan, including, without limitation, all claims entitled to administrative expense priority pursuant to Section 503(b) of Title 11 of the United States Bankruptcy Code. Except as called for under the Plan, at the Effective Time, Public Company will have no further obligation or liability under the Plan.

                  (t) Solicitation. Neither Public Company, its officers, directors, affiliates or agents, nor any other person acting on its behalf has solicited, directly or indirectly, any person to enter into a merger or similar business combination transaction with Public Company by any form of general solicitation, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

                  (u) Disclosure. The representations and warranties and statements of fact made by Public Company in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

         Section 4.2 Representations and Warranties of Avatar. Avatar represents and warrants to Public Company as follows:

                  (a) Organization, Standing and Corporate Power. Avatar is a corporation duly organized, validly existing and in good standing under the jurisdiction in which it is incorporated, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, an Avatar Material Adverse Effect. For purposes of this Agreement, the term "Avatar Material Adverse Effect" means any Material Adverse Effect with respect to Avatar, taken as a whole, or any change of effect that adversely, or is reasonably expected to adversely, effect the ability of Avatar to consummate the transactions contemplated by this Agreement in any material respect or materially impair or delay Avatar's ability to perform its obligations hereunder.

AGREEMENT AND PLAN OF MERGER-Page 8

                  (b) Authority; Noncontravention. The execution, delivery and performance by Avatar of this Agreement and the consummation of the
         Merger by Avatar has been duly authorized by all necessary corporate action on the part of Avatar. This Agreement has been duly executed and delivered by Avatar and, assuming this Agreement constitutes the valid and binding agreement of Public Company , constitutes a valid and binding obligation of Avatar, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement, will not (i) conflict with any of the provisions of the articles of incorporation or bylaws of Avatar, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other material agreement, permit, concession, franchise, license or similar instrument or undertaking to which Avatar is a party or by which Avatar or any of its assets are bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award binding on or applicable to Avatar and currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have an Avatar Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Avatar in connection with the execution and delivery of this Agreement by Avatar or the consummation by Avatar of any of the transactions contemplated by this Agreement, except for (i) the filing of the articles of merger with the Texas Secretary of State, (ii) such other consents, approvals, authorizations, filings or notices as are set forth in Section 4.2(b) of the Disclosure Schedule and (iii) consents, approvals, authorizations, declarations, filings and notices that, if not obtained or made, will not, individually or in the aggregate, result in an Avatar Material Adverse Effect.

                  (c) Capital Structure. The authorized capital stock of Avatar consists of (i) 20,000,000 shares of Avatar Common Stock. As of the date hereof: (i) 8,000,000 shares of Avatar Common Stock were issued and outstanding and (ii) no shares of Avatar Common Stock were held by Avatar in its treasury. All outstanding shares of capital stock of Avatar have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to preemptive or similar rights, except as set forth in Section 4.2(c) of the Disclosure Schedule. No bonds, debentures, notes or other indebtedness of Avatar having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Avatar may vote are issued or outstanding. Except as set forth above or in Section 4.2(c) of the Disclosure Schedule, and except for this Agreement, Avatar does not have and, at or after the Effective Time will not have, any outstanding option, warrant, call, subscription or other right, agreement or commitment which either (i) obligates Avatar to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Avatar, or (ii) restricts the voting, disposition or transfer of shares of capital stock of Avatar. There are no outstanding stock appreciation rights or similar derivative securities or rights of Avatar.

AGREEMENT AND PLAN OF MERGER-Page 9

                  (d) Subsidiaries. Avatar does not own, directly or indirectly, any capital stock of any other corporation or any equity profit sharing, participation of other interest in any corporation, partnership, joint venture or other entity.

                  (e) No Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Avatar.

                                    ARTICLE V.

                                    COVENANTS
                                    ---------

         Section 5.1 Conduct of Business of Public Company Prior to the Merger. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Public Company shall, act and carry on its business in the ordinary course of business consistent with past practice and use its reasonable best efforts to preserve intact its current business organization, and to that end, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, Public Company shall not, without the prior written consent of Avatar:

                           (i) (x) declare,  set aside or pay any  dividends on,
                  or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock, (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

                           (ii) issue, sell, grant, pledge or otherwise encumber
                  any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

                           (iii) amend its charter documents, bylaws or other comparable organizational documents;

                           (iv) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person or except in the ordinary course of business consistent with past practice, acquire, lease or agree to manage any assets or properties;

                           (v) directly or indirectly sell,  lease,  mortgage or
                  otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including stock or other ownership interests in any properties or Sub);

AGREEMENT AND PLAN OF MERGER-Page 10

                           (vi) purchase or sell any real property or other material asset or enter into any agreement to purchase or sell the same;

                           (vii) modify the terms of, terminate or fail in any material respect to comply with the terms of any lease, franchise agreement or joint venture agreement, or enter into any new lease, franchise agreement or joint venture agreement;

                           (viii)   undertake  any  material   construction   or
                  alteration with respect to any asset;

                           (ix) (A) incur any indebtedness for borrowed money or
                  guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Public Company, (B) issue or sell any debt securities or warrants or other rights to acquire debt securities or (C) make any loans or advances to any other person, other than to Public Company;

                           (x) make any tax election or settle or compromise any
                  income tax liability of Public Company. Public Company shall, before filing or causing to be filed any tax return of Public Company, consult with and obtain the approval of Avatar and its advisors as to the positions and elections that may be taken or made with respect to such return;

                           (xi) pay,  discharge,  settle or satisfy  any claims,
                  liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise);

                           (xii) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans;

                           (xiii)   enter   into  or   amend   any   employment,
                  consulting, severance or similar agreement;

                           (xiv) waive any claims or rights;

                           (xv) make any change in any method of  accounting  or
                  accounting practice or policy except as required by any changes in GAAP;

                           (xvi) incur,  enter into, amend,  modify or terminate
                  any material commitment, contract or agreement (including with respect to any management agreements, leases, capital expenditures or purchases of assets);

                           (xvii) adopt a place of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or any agreement relating to a Takeover Proposal (as hereinafter defined);

                           (xviii) engage in any transaction with, or enter into
                  any agreement, arrangement, or understanding with, or amend, modify or terminate any agreement, arrangement or understanding with, directly or indirectly, any of Public Company's affiliates, officers or directors, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate, officer or director or other person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404; or

AGREEMENT AND PLAN OF MERGER-Page 11

                           (xix) authorize any of, or commit or agree to take any of, the foregoing actions.

         Section 5.2 Other Actions. Public Company shall not, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties set forth in Section 4.1 of this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions of the Merger set forth in
Article VII not being satisfied.

                                  ARTICLE VI.

                              ADDITIONAL AGREEMENTS
                              ---------------------

         Section 6.1 Access to Information; Confidentiality. Public Company shall, afford to Avatar and to Avatar's officers, employees, counsel, financial advisors and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all its owned and leased properties (including as required to perform any environmental studies or reviews of such properties), books, contracts, commitments, tax returns, personnel and records and, during such period, Public Company shall furnish as promptly as practicable to Avatar, its counsel, financial advisors and other representatives, such information concerning its business, properties, financial condition, operations and personnel as Avatar may from time to time reasonably request, including the Plan and all documents related thereto. Any such access or investigation shall not affect the representations or warranties made by Public Company contained in this Agreement. Except as required by law, Public Company and Avatar will hold, and will cause their respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the other party in confidence.

         Section 6.2 Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VII.

         Section 6.3 Indemnification; Directors' and Officers' Insurance.

                  (a) Public Company and Surviving Corporation shall, and from and after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of either the Public Company or the Surviving Corporation (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of Public Company or the Surviving Corporation whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case, to the full extent a corporation is permitted under the TBCA, respectively, to indemnify directors or officers.

AGREEMENT AND PLAN OF MERGER-Page 12

                  (b) Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective
         Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Public Company (or them and the Surviving Corporation after the Effective Time) and Public Company (or after the Effective Time, the Surviving Corporation) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; and (ii) Public Company (or after the Effective Time and the Surviving Corporation) shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither
         Public Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 6.3, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Public Company (or after the Effective Time, Avatar and the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section
         6.3 except to the extent such failure prejudices such party), and shall deliver to Public Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by the applicable Sections of the TBCA. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Avatar and Public Company agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than one year from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

                  (c) The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding upon all successors and assigns of Public Company, Avatar and the Surviving Corporation.

         Section 6.4 Public Announcements. Public Company, on the one hand, and Avatar, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or automated quotation system.

         Section 6.5 No Solicitation; Takeover Proposals. From the date hereof until the termination of this Agreement in accordance with its terms, neither Public Company nor Avatar shall (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or
(iii) participate in any discussions or negotiations regarding or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of Public Company, Avatar, or any financial advisor, attorney or other advisor, representative or agent of any of them, whether or not such person is purporting to act on behalf thereof, shall be deemed to be a breach of this Section 6.5 by the party with whom such person or entity is affiliated with. For purposes of this Agreement, "Takeover Proposal" means any proposal for a merger, sale of all or substantially all the assets of or other business combination or recapitalization or similar transaction involving either Public Company or Avatar or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the voting securities of, or a substantial portion of the assets of, either Public Company or Avatar, other than the transactions contemplated by this Agreement.

AGREEMENT AND PLAN OF MERGER-Page 13

         Section 6.6 Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, neither Public Company nor Avatar shall knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or would cause any of the representations and warranties set forth in Article IV to be untrue or incorrect in any material respect.

         Section 6.7 Consents, Approvals and Filings.

                  (a) Public Company will make all necessary filings, as soon as practicable, in order to facilitate prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, Avatar and Public Company will each use their reasonable best efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement; and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement. Each of Avatar and Public Company shall use reasonable efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.

                  (b) Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement, and copies of all correspondence with such Governmental Entities, and shall keep all the parties timely apprized of the status of the foregoing.

         Section 6.8 Public Company Notices of Certain Events.

                  (a) Avatar shall as promptly as reasonably practicable notify Public Company of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue or causes any material breach of its obligations under this Agreement.

                  (b) Public Company shall as promptly as reasonably practicable notify Avatar of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of Public Company's knowledge, threatened against, relating to or involving or otherwise affecting Public Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.1(m) or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue or causes any material breach of its obligations under this Agreement.

AGREEMENT AND PLAN OF MERGER-Page 14

         Section 6.9 Transfer Taxes. Public Company and Avatar shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

                                  ARTICLE VII.

                              CONDITIONS PRECEDENT
                              --------------------

         Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

                  (a) No Injunctions or Restraints. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall use its best efforts to have any such temporary restraining order, injunction, order, restraint or prohibition vacated.

                  (b) Governmental and Regulatory Consents. All material filings required to be made prior to the Effective Time with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Avatar and Public Company will have been made or obtained (as the case may be).

         Section 7.2 Conditions to Obligations of Avatar. The obligations of Avatar to effect the Merger are further subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Public Company set forth in Section 4.1 that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties of Public Company set forth in Section 4.1 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date. In addition, all such representations and warranties shall be true and correct as of the date hereof and as though made on and as of the Closing Date, except to the extent such representation or warranty speaks of an earlier date (without regard to any qualifications for materiality or Material Adverse Effect) except to the extent that any such failure to be true and correct (other than any such failure the effect of which is immaterial) individually and in the aggregate with all such other failures would not have a Material Adverse Effect, and Avatar shall have received a certificate signed on behalf of Public Company by the chief executive officer of Public Company to the effect set forth in this paragraph.

AGREEMENT AND PLAN OF MERGER-Page 15

                  (b) Performance of Obligations of Public Company. Public Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Avatar shall have received a certificate signed on behalf of Public Company by the chief executive officer of Public Company to such effect.

                  (c) No Material Adverse Effect. From and after the date of this Agreement, there shall not have been any changes or events, which, individually or in the aggregate, have had or reasonably would be expected to have a Material Adverse Effect.

                  (d) Shareholder Approval; Consents. Approval by Public Company's shareholders of this Agreement and the transactions contemplated hereby and all consents of third parties, if any, to the transactions herein contemplated shall have been obtained.

                  (e) Opinion of Counsel. Avatar shall have received the opinion of Souter & Diamond, P.C. to the effect (i) that, to the extent specifically applicable, this Agreement and the articles of merger are enforceable under Texas law, and (ii) as to such other matters as are customary in connection with consummation of a transaction such as the Merger. Such opinion may contain customary assumptions, limitations and qualifications.

         Section 7.3 Conditions to Obligations of Public Company. The obligation of Public Company to effect the Merger is further subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Avatar set forth in Section 4.2 that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties of Avatar set forth in Section 4.2 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. In addition, all such representations and warranties shall be true and correct as of the date hereof and as though made on and as of the Closing Date, except to the extent such representation or warranty speaks of an earlier date (without regard to any qualifications for materiality or Material Adverse Effect) except to the extent that any such failure to be true and correct (other than any such failure the effect of which is immaterial) individually and in the aggregate with all such other failures would not have a Material Adverse Effect, and Public Company shall have received a certificate signed on behalf of Avatar by the president of Avatar to the effect set forth in this paragraph.

                  (b) Performance of Obligations of Avatar. Avatar shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Public Company shall have received a certificate signed on behalf of Avatar by the president of Avatar to such effect.

AGREEMENT AND PLAN OF MERGER-Page 16

                  (c) Opinion of Counsel. Public Company shall have received the opinion of Jackson Walker, L.L.P. as to such matters as are customary in connection with the consummation of a transaction such as the Merger. Such opinion may contain customary assumptions, limitations and qualifications.

         Section 7.4 Frustration of Closing Conditions. Neither Public Company nor Avatar may rely on the failure of any condition set forth in Section 7.1,
7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to commence or complete the Merger and the other transactions contemplated by this Agreement.

                                 ARTICLE VIII.

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

         Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, in any one of the following circumstances:

                           (i) By mutual  written  consent of Public Company and
                  Avatar.

                           (ii) By Public Company or Avatar, if (x) any Statute,
                  rule or regulation shall have been promulgated by any competent Governmental Entity prohibiting or restricting the Merger or (y) any federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, that a party may not terminate this Agreement pursuant to this clause (iii) if it has not complied with its obligations under Sections 6.2 and 6.6.

                           (iii) By Public  Company or Avatar,  if (A) the other
                  party shall have failed to comply in any material respect with any material respect with any of the covenants and agreements (or in any respect with regard to covenants and agreements qualified by materiality) contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, and such failure continues for ten (10) business days after the actual receipt by such party of a written notice from the other party setting forth in detail the nature of such failure, or (B) a representation or warranty of the other party contained in this Agreement shall be untrue in any material respect or a representation or warranty qualified as to materiality or Material Adverse Effect, as the case may be, shall be untrue in any respect.

                           (iv) By Avatar, if any of the conditions set forth in
                  Section 7.2 hereof shall have become incapable of being fulfilled and shall not have been waived by Avatar, or by Public Company if any of the conditions set forth in Section
                  7.3 hereof shall have become incapable of being fulfilled and shall not have been waived by Public Company.

         Section 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1(a) hereof, this Agreement (except for the provisions of Sections 6.4, this Section 8.2. Article IX and paragraphs (b) and (c) of Section 8.1 hereof) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers or shareholders; provided, however, that nothing in this
Section 8.2 shall relieve any party to this Agreement or liability for any willful or intentional breach of this Agreement.

AGREEMENT AND PLAN OF MERGER-Page 17

         Section 8.3 Amendment. Subject to the applicable provisions of the TBCA, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 8.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or wavier shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         Section 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1 hereof, an amendment of this Agreement pursuant to Section 8.3 hereof or an extension or waiver pursuant to Section 8.4 hereof shall, in order to be effective, require by Public Company or Avatar, as the case may be, action by its Board of Directors or the duly authorized committee or designee of its Board of Directors.

                                  ARTICLE IX.

                               GENERAL PROVISIONS
                               ------------------

         Section 9.1 Nonsurvival of Representations and Warranties. Except as otherwise contemplated herein, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time.

         Section 9.2 Fees and Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, other than the expenses incurred in connection with printing and mailing proxy materials to shareholders, which shall be paid by Avatar.

         Section 9.3 Definitions. For purposes of this Agreement, and except as otherwise defined in this Agreement:

                  (a) "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                  (b) "Business day" means any day other than Saturday, Sunday or any other day on which banks in the City of Dallas, Texas are required or permitted to close;

                  (c) "Code" shall mean the Internal Revenue Code of 1986;

AGREEMENT AND PLAN OF MERGER-Page 18

                 (d)  "Liability"   means,   as  to  any  Person,   all  debts,
         liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required in accordance with GAAP to be reflected, in such Person's balance sheet.

                  (e) "Liens" means, collectively, all material pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

                  (f) "Material Adverse Effect" with respect any person means an event that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries taken as a whole;

                  (g) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

                  (h) "Plan" means Public Company's Joint Plan of Reorganization dated August 21, 2000 as modified on September 15, 2000 and confirmed on September 27, 2000 in the United States Bankruptcy Court for the North District of Texas Dallas Division.

         Section 9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (i) if to Public Company prior to the Effective Time,
                  to:

                               Halter Financial Group, Inc.
                               One Panorama Center
                               7701 Las Colinas Ridge, Suite 250
                               Irving, Texas 75063
                               Attention:   Timothy P. Halter
                               Telecopy:    (972) 233-0388

                           (ii) if to Avatar, to

                                5728 LBJ Freeway, Suite 270
                                Dallas, Texas 75240
                                Attention:   R. Charles Shreve
                                Telecopy:    (972) 720-1900

         Section 9.5 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

AGREEMENT AND PLAN OF MERGER-Page 19

         Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 9.7 Entire Agreement: Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Section 6.3 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefited by, such provisions.

         Section 9.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Texas, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

AGREEMENT AND PLAN OF MERGER-Page 20

         IN WITNESS WHEREOF, Public Company and Avatar have caused this Agreement to be signed in multiple counterparts by their respective officers thereunto duly authorized, all as of the date first written above.

                                   HCI ACQUISITION 1998-2, INC., d/b/a Precision Stainless Fabricators


                                    By:   /s/ Timothy P. Halter
                                       -----------------------------------------
                                           Timothy P. Halter, President


                                    AVATAR SYSTEMS, INC.


                                    By:   /s/ R. Charles Shreve
                                       -----------------------------------------
                                           R. Charles Shreve, President



AGREEMENT AND PLAN OF MERGER-Page 21

                               DISCLOSURE SCHEDULE
                                       TO
                          AGREEMENT AND PLAN OF MERGER

Section 4.2(b) - As a result of a prior reorganization of Avatar and this Merger, Avatar will be in default under the following leases:

         1.       IBM Corporation - Equipment lease
         2.       IBM Corporation - Equipment lease
         3.       DeLage Landen Financial - Telephone equipment lease
         4. John Hancock Mutual Life Insurance, Dallas office space, including amendments
         5.       Midland Red Oak Realty, Midland office space

         All representations and warranties of Avatar under Section 4.2 are subject to the provisions of the Amended and Restated Loan Agreement dated July 7, 2000 by and between Avatar and Bank One, Texas N.A. (the "Bank One Loan Agreement). Pursuant to the Bank One Loan Agreement, Avatar assumed the prior loan made to Avatar Ltd., the predecessor of Avatar, in the amount of $288,888.96. As collateral and security for the indebtedness, Avatar granted to Bank One a first and prior lien and security interest in and to the property described in the Security Agreement (as defined in the Bank One Loan Agreement). The consent of Bank One will be required for the Merger.

Section 4.2(c) - The capital structure and corporate organization of Avatar is subject to the following agreements:

         1. Stock Purchase Agreement by and between Avatar Systems, Inc. and Cybertec Holdings Plc. as of July 10, 2000.

         2. Management Agreement by and between Avatar and Robert C. Shreve, Jr. as of July 10, 2000.

         3. Shareholders' Agreement by and among Avatar, Merchants Capital Holdings, Ltd., Cybertec, Robert C. Shreve, Jr., Tim Allen, Gregg Allen and Stephen Komlosy as of July 10, 2000.

         4. Consulting Agreement by and among Avatar, Merchant Capital Holdings, and its affiliate, First Merchants Capital Limited, as of July 10, 2000.

         5. Five-Year Warrants to Purchase Common Stock of Avatar issued to:

                  a.       Cybertec - 1,000,000 shares - $1.00 per share
                  b.       Stephen Komlosy - 600,000 shares $1.00 per share
                  c. Merchants Capital Holdings, Ltd. - 2,000,000 shares - $1.00 per share
                  d. Robert C. Shreve, Jr. - 1,600,000 shares - $1.00 per share
                  e.       Tim Allen - 250,000 shares - $1.00 per share
                  f.       Gregg Allen - 250,000 shares $1.00 per share

         6. Investor's Rights Agreement by and among Avatar, Cybertec, Merchants Capital Holdings, Ltd., Stephen Komlosy, Robert C. Shreve, Jr., Tim Allen and Gregg Allen as of July 10, 2000.

         7. Letter of Intent dated August 25, 2000 between Avatar and Oil & Gas Information Systems, Inc. providing for the acquisition by Avatar of all of the outstanding capital stock of Oil & Gas Information Systems, Inc. for $6,700,000 cash and other considerations.

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